EXHIBIT 99.1

Travelzoo Inc. 590 Madison Avenue, 21st Floor New York, NY 10022

Media Contact: Kelly Ford +1 (212) 521-4216 kford@travelzoo-inc.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Second Quarter 2005 Financial Results

NEW YORK, July 19, 2005 — Travelzoo Inc. (NASDAQ: TZOO), the Internet’s largest publisher of outstanding travel offers available directly from hundreds of travel companies, today reported financial results for the second quarter ended June 30, 2005. Earnings per share (EPS) for Q2 2005 were $0.13 per basic share and $0.12 per diluted share.

      Second Quarter 2005 Financial Highlights:

  Revenues increased by 70% from same period last year
  Income from operations increased by 66% from same period last year
  Operating margin of 30.6%
  Net income increased by 63% from same period last year

        Travelzoo reported revenues of approximately $12.3 million for the second quarter ended June 30, 2005, an increase of 70% over revenues of approximately $7.2 million for the prior-year period, and a quarterly sequential increase of 9% over revenues of approximately $11.2 million for the first quarter ended March 31, 2005. All revenues were generated from the sale of online advertising to travel companies.

        Income from operations for the second quarter ended June 30, 2005 was approximately $3.8 million or 30.6% of revenues, compared to approximately $2.3 million, or 31.5% of revenues, for the prior-year period.

        Travelzoo reported a net income of approximately $2.2 million for the second quarter of 2005, up from approximately $1.3 million for the prior-year period. Diluted EPS for the second quarter 2005 was $0.12, up from $0.08 in the prior-year period.

        Reported net income in the second quarter of 2005 included a charge of approximately $153,000 related to a program under which the company makes cash payments to persons who establish that they were former stockholders of Travelzoo.com Corporation, and who failed to submit requests for shares in Travelzoo Inc. within the required time period. These expenses were included in general and administrative expense and were treated as having no recognizable tax benefit.

        The operations of Travelzoo UK Ltd, a wholly-owned subsidiary of Travelzoo Inc., incurred a loss of $175,000 in the second quarter 2005. This loss is included in Travelzoo Inc.’s reported net income and was treated as having no recognizable tax benefit. Travelzoo UK began operations in May 2005.

        Travelzoo’s effective tax rate for the second quarter ended June 30, 2005 was 45%.

        Travelzoo’s Q2 2005 earnings conference call is accessible via an audio Web cast at www.travelzoo.com/ir.

About Travelzoo
        Travelzoo Inc. (NASDAQ: TZOO) is the Internet’s largest publisher of outstanding travel offers available directly from hundreds of travel companies. Travelzoo’s media properties include the Travelzoo® Web site (www.travelzoo.com), the Top 20® e-mail newsletter, the Newsflash™ e-mail alert service and SuperSearch™, a travel search engine. With more than 8 million subscribers, Travelzoo lists offers from more than 400 advertisers.

Certain statements contained in this press release that are not historical facts may be forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward looking statements. Because these forward looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

Travelzoo Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Revenues	$ 12,258	$ 7,201	$ 23,487	$13,663
Cost of revenues	224	166	404	345

Gross profit	12,034	7,035	23,083	13,318
Operating expenses:
Sales and marketing	6,152	3,666	11,182	7,124
General and administrative	2,127	1,101	4,735	2,216

Total operating expenses	8,279	4,767	15,917	9,340

Income from operations	3,755	2,268	7,166	3,978
Other income and expense:
Interest income	218	6	378	12
Gain/loss on foreign currency	(4)	—	(4)	—

Income before income taxes	3,969	2,274	7,549	3,990

Income taxes	1,791	940	3,530	1,647

Net income	$ 2,178	$ 1,334	$ 4,010	$ 2,343

Basic net income per share	$ 0.13	$ 0.08	$ 0.25	$ 0.13
Diluted net income per share	0.12	0.08	0.22	0.12

Shares used in computing basic net income per share	16,250	16,479	16,248	17,952
Shares used in computing
diluted net income per share	17,852	17,763	17,998	19,205

Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2005	December 31, 2004

ASSETS
Cash and cash equivalents	$21,685	$26,435
Short term investments	19,840	10,032
Accounts receivable, net	7,117	5,327
Deposits	149	163
Other current assets	354	674
Deferred income taxes	371	391

Total current assets	49,516	43,022

Deposits, less current portion	59	—
Deferred income taxes, less current portion	43	43
Property and equipment, net	152	108
Intangible assets, net	51	84

Total assets	$49,821	$43,257

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	1,428	440
Accrued expenses	2,889	2,464
Deferred revenue	286	91
Income tax payable	638	—

Total liabilities	5,241	2,995

Common stock	162	162
Additional paid-in capital	30,606	30,300
Retained earnings	13,811	9,800

Total stockholders' equity	44,579	40,262

Total liabilities and
stockholders' equity	$49,821	$43,257

Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 4,010	$ 2,343
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	84	80
Deferred income taxes	21	—
Provision for losses on accounts receivable	47	83
Tax benefit of stock option exercises	396	943
Accrued income on short-term investments	(123)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,836)	(970)
Deposits	(45)	(14)
Prepaid expenses and other current assets	49	8
Accounts payable	880	278
Accrued expenses	695	514
Deferred revenue	304	168
Income tax payable	638	(2,065)

Net cash provided by operating activities	5,120	1,367

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(95)	(26)
Purchase of short-term investments	(19,774)	—
Sale of short-term investments	10,088	—

Net cash used in investing activities	(9,781)	(26)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of
related costs	(123)	—
Proceeds from stock option exercises	35	296
Effective of exchange rate on cash	(1)	—
Recovery of profit from purchase and sale of stock by employees	—	34

Net cash provided by financing activities	(89)	330

Net increase in cash and cash equivalents	(4,750)	1,671
Cash and cash equivalents at beginning of period	26,435	3,522

Cash and cash equivalents at end of period	21,685	5,193

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds	2,475	2,781
received